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                                                                     EXHIBIT 8.1



                              January ___, 1997


Board of Directors
Watson Pharmaceuticals, Inc.
311 Bonnie Circle
Corona, CA 91720

        Re:     Agreement and Plan of Merger By and Among
                Watson Pharmaceuticals, Inc., Dolphins Acquisition Corp., and Royce Laboratories, Inc.

Dear Madam and Sirs:

        You have requested our opinion concerning certain federal income tax issues relating to the Agreement and Plan of Merger, dated as of December 24, 1996 (the "Merger Agreement") by and among Watson Pharmaceuticals, Inc., a Nevada corporation ("Watson"), Dolphins Acquisition Corp., a Florida corporation and wholly-owned subsidiary of Watson ("Dolphins"), and Royce Laboratories, Inc., a Florida corporation ("Royce"). Capitalized terms not otherwise defined herein in this letter shall have the same meaning as those terms in the Merger Agreement. In rendering this opinion we have examined (i) the Merger Agreement; (ii) the representation letters from Watson and Royce, forms of which are attached; and (iii) such other documents as we have deemed necessary or appropriate to render the requested opinion.

        In connection with such examination we have assumed (1) the authenticity of all documents, agreements and instruments which we have reviewed; (2) that the documents reviewed in connection with rendering the opinion are complete and accurate and will be complete and accurate as of the effective date of the Merger; (3) that the Merger will be effective under applicable states laws; and (4) the Merger Agreement accurately and completely describes the terms of the Merger. In rendering our opinion, we have not undertaken independent investigation of the accuracy of any assumption stated herein, the veracity of written statements as to factual matters upon which we have relied or the authenticity of documents.
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                                                Watson Pharmaceuticals, Inc.
                                                2
                                                January ___, 1997


        Our opinion is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations promulgated under the Code, published Revenue Rulings, published Revenue Procedures and existing judicial and administrative decisions, all as of the date of this letter. All of the foregoing is subject to change and any such change (which could be retroactive) could affect the opinion contained in this letter.

        This opinion is our legal judgment as to certain of the federal income tax consequences of the Merger. Our opinion is not binding upon the Internal Revenue Service, and there is no assurance that the Internal Revenue Service may reach a different conclusion, which conclusion could be sustained by a court if litigated. The opinion is limited to the specific conclusions reached in the opinion and does not purport to reach any other conclusions, such as the future use of tax attributes of the parties, tax consequences to holders of Royce common shares who hold such shares as other than capital assets, non United States taxpayers, tax exempt entities, and similar issues. The opinion does not address foreign, state, local, estate or other potential tax consequences of the Merger.

        On the basis of the foregoing, we are of the opinion that for federal income tax purposes the Merger will constitute a tax-free reorganization under Sections 368(a) of the Code and Watson, Dolphins and Royce will each be a party to the reorganization within the meaning of Section 368(b) of the Code.

        Except as set forth above, we express no opinion as to the tax consequences to any party, whether federal, state, local or foreign, or of any transaction related to the Merger contemplated by the Merger Agreement. We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement on Form S-4 to be filed with the Securities and Exchange Commission, and to the reference to this firm under the caption "THE MERGER-
Federal Income Tax Consequences" and under the caption "Legal Matters" in the Proxy Statement/Prospectus which is part of the Registration Statement.


                                        Sincerely yours,

                                        D'ANCONA & PFLAUM


                                        By
                                          -------------------------------
                                                 Fred M. Ackerson